Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Ruthigen, Inc. on Form S-8 of our report dated October 15, 2013, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Ruthigen, Inc. as of March 31, 2013 and 2012, for the year ended March 31, 2013, and for the period from October 20, 2011 (inception) to March 31, 2012 appearing in the amended Form S-1 of Ruthigen, Inc. filed with the U.S. Securities and Exchange Commission on March 12, 2014.

/s/ Marcum LLP

Marcum LLP

New York, NY

May 6, 2014